EXHIBIT 3.1

SUN COMMUNITIES, INC.

ARTICLES SUPPLEMENTARY

SUN COMMUNITIES, INC. (the “Corporation”), a Maryland corporation, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:        Pursuant to the authority expressly vested in the Board of Directors of the Corporation by Article V of the Charter of the Corporation, the Board of Directors has duly classified the three million four hundred fifty thousand (3,450,000) shares of the Corporation’s 7.125% Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share, all of which are unissued, into undesignated and unclassified shares of the Corporation’s Preferred Stock, $0.01 par value per share.

SECOND:    The reclassification increases the number of undesignated shares of Preferred Stock from ten million one hundred eighty five thousand two hundred thirty (10,185,230) shares immediately before the reclassification, to thirteen million six hundred thirty five thousand two hundred thirty (13,635,230) shares immediately after the reclassification. The reclassification decreases the number of shares classified as 7.125% Series A Cumulative Redeemable Preferred Stock from three million four hundred fifty thousand (3,450,000) shares immediately prior to the reclassification to zero (0) shares immediately after the reclassification.

THIRD:    Except as otherwise provided by the express provisions of these Articles Supplementary, nothing herein shall limit, by inference or otherwise, the discretionary right of the Board of Directors of the Corporation to classify and reclassify and issue any unissued shares of any series or class of the Corporation’s capital stock and to fix or alter all terms thereof to the full extent provided by the Charter of the Corporation.

FOURTH:    The Board of Directors of the Corporation, by unanimous written consent, authorized and adopted resolutions reclassifying the capital stock of the Corporation as set forth in these Articles Supplementary.

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IN WITNESS WHEREOF, Sun Communities, Inc. has caused these Articles Supplementary to be signed and acknowledged in its name and on its behalf by its President and attested to by its Secretary on this 15th day of November, 2017; and its President acknowledges that these Articles Supplementary are the act of Sun Communities, Inc., and he further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.

ATTEST:                        SUN COMMUNITIES, INC.

/s/ Karen J. Dearing                    /s/ Gary A. Shiffman
Karen J. Dearing, Secretary                Gary A. Shiffman, President